Exhibits 5.1 and 23.2

November 11, 2022

Purple Innovation, Inc.

4100 North Chapel Ridge Road, Suite 200

Lehi, UT 84043

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Purple Innovation, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 75,757 shares of Class A Common Stock, par value $0.0001 per share (“Class A Stock”) of the Company (the “Shares”) that may be issued pursuant to a Performance Share Unit Agreement between the Company and Keira Krausz, dated November 11, 2022 (the “PSU Agreement”), all of which were granted outside of the Company’s 2017 Equity Incentive Plan in accordance with the Nasdaq inducement grant exception found in Nasdaq Listing Rule 5635(c)(4) and pursuant to the provisions of the PSU Agreement.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms of the PSU Agreement, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP